Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 7, 2013

VQT Barclays ETN+ S&P VEQTOR™ ETN Barclays

Barclays ETNs ETN+ y Features of Exchange-Traded Notes (ETNs): ? Senior, unsecured debt securities ? Can be listed and traded on an exchange ? Provide investors with a return linked to the performance of an index, less fees y Barclays Bank PLC is a leading issuer of ETNs in the United States: ? 36% market share1 with $7.1bn notional outstanding across 81 products in a variety of asset classes, including: ? Commodities ? Equity / volatility ? FX ? Rates ? Includes: ? iPath ETN suite ? ETN+ suite 1. As of 5/31/2013. Source: Bloomberg. For more information about the risks related to an investment in the ETNs, see ?Selected Risk Considerations? at the end of this document and ?Risk Factors? in the applicable prospectus supplement and pricing supplement. 2 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

VQT: Barclays ETN+ S&P VEQTOR? Index ETN+ Barclays ETN+ S&P VEQTOR? ETN (VQT) listed on the NYSE Arca Exchange y Launched in August 2010 y Attracted $332mn of investor assets since launch1 Provides return linked to the S&P 500 Dynamic VEQTOR? Total Return Index (the ?VEQTOR? Index?)2 y No tracking error3 to the index (before investor fees: 0.95% per year)4 Potential Benefits / Applications: y Seeks to provide broad US equity exposure with an implied dynamic volatility hedge y May be more suitable as a long term investment than volatility alone: ? Methodology aims to increase equity exposure and decrease volatility exposure during low volatility environments y Operationally efficient: ? Avoids direct management of index components: rebalancing within the index and without incurring transaction costs ? Rule-based allocation methodology 1As. of 5/31/2013. Source: Barclays. 2. The index was launched on November 18, 2009 and is sponsored by Standard and Poor?s Financial Services LLC. 3. Tracking error refers to the under/over performance differential of the indicative value of an ETN versus its benchmark index over a given time period, after accounting for the ETN?s fees and costs. One cannot invest directly in an index. 4. The investor fee is calculated on a daily basis in the following manner: The investor fee on the initial valuation date will be equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to 0.95% times the closing indicative note value of your securities on the immediately preceding calendar day times the closing level of the VEQTOR? Index on such calendar day divided by the closing level of the VEQTOR? Index on the immediately preceding calendar day (or, if such day is not an index business day, the such quotient will equal one) divided by 365. Because your notes are subject to an investor fee, the return on the VEQTOR? ETNs will always be lower than the total return on a direct investment in the VEQTOR? Index. 3 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

The VEQTOR? Index ETN+ The VEQTORTM Index offers broad equity market exposure with an implied volatility hedge, by dynamically allocating between: The majority of the notional value of the VEQTOR? Index is usually Equity allocated to the S&P 500 Total Return Index, a broad representation of the largest market cap stocks listed in the United States. The VEQTOR? index seeks to provide a ?volatility hedge? by dynamically Implied allocating part of the notional value to the S&P 500 VIX FuturesTM Total Volatility* Return Index. The VEQTOR? index includes a ?stop loss? mechanism that shifts the Cash entire notional investment to an interest-bearing cash investment if the performance of the index over the previous 5 business days falls by 2% or more. *Implied volatility is a market estimate of the volatility an asset will realize over a future period of time, calculated by reference to the market price of listed options on the asset. 4 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Index Performance ETN+ 170 160 S&P 500 TR Index 150 140 VEQTOR? Index 130 120 110 100 90 80 Nov-09 Feb-10 May-10 Aug-10 Nov-10 Feb-11 May-11 Aug-11 Nov-11 Feb-12 May-12 Aug-12 Nov-12 Feb-13 May-13 Performance Comparison History Segmented by Market Cycle (each section taken from high/low in S&P monthly levels) S&P 500 TR VEQTOR? Index Index S&P 500 VEQTOR? Period and market environment Return YTD 17.3% 8.1% TR Index Index Annualized Return 1Y 27.3% 9.8% 11/18/09—6/30/10: Uncertainty after credit crisis -6.0% -4.6% Annualized Return since inception 13.9% 8.1% 7/1/10 ? 7/31/11: Bull Market 28.3% 6.5% Annualized Volatility1 17.7% 9.6% 8/1/11 to 9/30/11: Euro crisis, US downgrade -12.1% 13.3% Correlation2 vs S&P 500 TR Index 100% 60.1% 10/1/11 to 5/31/13 Bull Market 49.6% 14.3% Source: Bloomberg, 11/18/2009—5/31/2013. Correlation based on daily returns. 1. Annualized Volatility is calculated as a standard deviation of natural logarithm daily returns in the observation period multiplied by the square root of 252. Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance. 2. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefficient of one, while the correlation coefficient is zero when returns on two assets are completely independent. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. 5 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

The VIX Index ETN+ The CBOE Volatility Index (the ?VIX Index?) measures the market?s expectation of 30-day S&P 500 volatility based on prices of near term S&P 500 put and call options. y Historically, negatively correlated to the performance of the S&P 500. y Correlation is convex: greater reaction to large decreases in the equity market than to market increases. Weekly returns Comparison 1/5/2001—3/28/2013 50% 3,000 70 40% 2,800 60 2600, 30% Index 2,400 50 2,200 20% TR 40 2,000 Index 30 Returns 10% 500 1,800 VIX P ex 1600, 20 0% S& 1,400 Ind 10 1,200 VIX -10% 1,000 0 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 -20% -30% S&P 500 TR Index VIX Index -10% -5% 0% 5% 10% 15% S&P 500 TR Index Returns Source: Bloomberg, 1/3/2001- 5/31/2013. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs andexpenses. Indexes are unmanaged and one cannot invest directly in an Index. 6 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

How to invest in volatility? ETN+ y The VIX Index is not directly investable. y Volatility exposure can be obtained through the S&P 500 VIX Short-Term FuturesTM Index TR ? Daily-rolling long position in first and second month futures contracts on the VIX Index y However, an investment linked to the S&P 500 VIX Short-Term Futures? can be expensive to hold: Hypothetical roll cost* of VIX futures ? In normal markets, 2nd month VIX futures tend to have a higher price than front-month futures ? This generates a loss when rolling over from 1st to Prices 2nd month futures Buy 2nd month futures y Futures Roll Cost The VEQTOR? Index dynamically allocates its Sell 1st month futures notional equity and volatility exposures, seeking to: VIX ? Increase equity allocation and reduce volatility allocation during low volatility markets 0 1 2 3 4 ? Reduce equity allocation and increase volatility Time to Expiration (Months) allocation during high volatility markets FOR ILLUSTRATIVE PURPOSES ONLY . *In the context of investment strategies in the futures markets, ?roll cost? is commonly referred to describe the returns that occur under and below thechanges in thespot returns. See appendix for further details. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. 7 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

VEQTOR?: dynamic volatility allocation ETN+ In an attempt to anticipate changes in the volatility Realized Volatility Implied Volatility environment, two signals are monitored on a daily basis: Environment Signal Trend Signal 1. Annualized 1-month realized volatility* of the S&P 500 1-month realized 5-day and 20-day Index volatility of the S&P 500 moving averages of the 2. Trend of the implied volatility (calculated by reference Index VIX Index to 5-day and 20-day moving average of the VIX Index) Based on the above signals, the index dynamically Target Equity / Volatility Index Allocation Realized Implied No Implied Implied allocates to notional equity and volatility exposure, Volatility Volatility Volatility Volatility seeking to provide: Environment Downtrend Trend Uptrend &lt; 10% 97.5% / 2.5% 97.5% / 2.5% 90% / 10% y Lower volatility exposure during low or decreasing volatility periods 10% to 20% 97.5% / 2.5% 90% / 10% 85% / 15% 20% to 35% 90% / 10% 85% / 15% 75% / 25% y Higher volatility exposure during high or increasing 35% to 45% 85% / 15% 75% / 25% 60% / 40% volatility periods ?45% 75% / 25% 60% / 40% 60% / 40% ?Stop loss? mechanism: On any day, if the Index level has fallen by 2% or more Under certain circumstances, the entire allocation of STOP equity and volatility may be shifted into a notional over the previous 5 business days, the entire notional LOSS cash investment value of the index is shifted to a Interest-bearing cash investment at the close of the following business day *Realized volatility is a historical calculation of the degree of movement of the price of an asset over a period of time, based on prices of the asset observed daily in the market over a specified period. 8 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Historical Index Allocations ETN+ The following chart represents the hypothetical historical performance of the VEQTORTM Index since December 2005 (right axis), together with the hypothetical percentage allocation to equity, volatility and cash (left axis). 100% 275,000 90% 80% 250,000 TR 70% Index 60% 225,000 50% Allocation 40% 200,000VEQTOR o f 30% Level 20% 175,000 10% 0% 150,000 Nov-09 May-10 Nov-10 May-11 Nov-11 May-12 Nov-12 May-13 Volatility Allocation Equity Allocation Cash Allocation VEQTOR? Index Source: Bloomberg, 11/18/2009 -5/31/2013. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. 9 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Accessing VQT ETN+ Online y ETN+ Website: www.etnplus.com y VQT Prospectus: http://barxis.barcapint.com/US/7/en/contentStore.app?id=407344 Bloomberg: y VQT Product Page: VQT &lt;Equity&gt; DES &lt;GO&gt; y Intraday Indicative Value VQTIV &lt;Index&gt; &lt;GO&gt; y Underlying Index: SPVQDTR &lt;Index&gt; &lt;GO&gt; Sales Contacts: y Barclays Capital ETNs: +1-212-528-7990 y RIA Coverage team +1-212-528-4930 y Insurance Coverage team +1-212-528-8021 y Private Bank / Wealth team +1-212-528-6248 Additional Contacts: y Investor Relations: +44 (0)20 7773 2269 10 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Appendix ETN+ Page Index Calculation 12-15 Roll Yield / Cost 16 VEQTORTM Index: monthly returns 17 11 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Index Calculation—step I ETN+ Step 1: Determine the Realized Volatility Environment Realized Volatility Environments Less than 10% y On a daily basis, the Index uses the annualized one- 10-20% month realized volatility level of the S&P 500 Index as the indicator of realized volatility environment 20-35% 35-45% y Realized volatility is classified into one of five &gt;45% environments: 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% Nov-09 May-10 Nov-10 May-11 Nov-11 May-12 Nov-12 0-10% 10-20% 20-35% 35-45% &gt;45% 22-days Realized Vol Source: Bloomberg, 11/18/2009 ? 5/31/2013. . Past performance is not indicative of future results. 12 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Index Calculation—step II ETN+ Step 2: Determine the Implied Volatility Trend Implied Volatility Trends y On a daily basis, the 5-day and 20-day moving For 10 consecutive Trend business days: averages of the VIX Index are observed y An implied volatility trend is established if the 5-day 5-day avg &lt; 20-day avg Downtrend moving average is above or below the 20-day moving 5-day avg ?20-day avg Uptrend average for a period of 10 consecutive business days Neither No trend 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% Nov-09 May-10 Nov-10 May-11 Nov-11 May-12 Nov-12 Uptrend No Trend Downtrend VIX Index Source: Bloomberg, 11/18/2009 ? 5/31/2013. . Past performance is not indicative of future results. 13 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Index Calculation—step III ETN+ Step III: Determining target weightings of equity and volatility components: y At the close of each business day, based on the realized volatility environment and the implied volatility trend, the weightings of each of the equity and volatility components for the following days are allocated as follows: Implied Volatility Trend Implied Volatility No Implied Volatility Trend Implied Volatility Uptrend Downtrend Target Target Target Target Equity Target Equity Target Equity Volatility Volatility Volatility Allocation Allocation Allocation Realized Volatility Allocation Allocation Allocation Less than 10% 97.5% 2.5% 97.5% 2.5% 90% 10% 10% to less than 20% 97.5% 2.5% 90% 10% 85% 15% 20% to less than 35% 90% 10% 85% 15% 75% 25% 35% to less than 45% 85% 15% 75% 25% 60% 40% 45% or more 75% 25% 60% 40% 60% 40% y Assuming no stop loss event has occurred, volatility and equity component weights make up 100% of the notional index value 14 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Index Calculation—step IV ETN+ Step IV: Stop loss feature y On each business day, the performance of the S&P 500 Dynamic VEQTORTM Index Excess Return over the previous 5 business days is evaluated y If the 5-day performance is less than or equal to a fall of 2.0%, the Index will allocate 100% of its notional value to cash position ? Weights of both equity and volatility components are zero y Once the 5-day performance is greater than -2.0%, the index will allocate back to equity and volatility components in accordance with the previous steps described 15 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Roll Yield / Cost ETN+ Roll yield is an important component of the S&P 500 VIX Short-Term FuturesTM Index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping) Backwardation Contango Price Price Time to expiry Time to expiry * For illustrative purposes only Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled: y In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a ?roll yield,? which can positively impact a long position in a futures contract y In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a ?roll cost,? which can negatively impact a long position in a futures contract 16 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Monthly Index Returns Table ETN+ S&P 500 Dynamic VEQTORTM Total Return Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2009 2.7% -0.2% 2.5% 2010 -2.1% -0.8% 4.9% 1.9% -2.2% -4.5% 0.3% -3.9% 5.0% 0.8% -0.4% 3.0% 1.6% 2011 2.0% 2.6% -0.1% 2.0% -2.0% -1.7% -0.9% 10.5% 2.6% 3.9% -0.5% -1.6% 17.4% 2012 2.9% 4.1% -0.4% -1.9% -2.2% 1.7% -1.3% 0.1% 1.6% -0.5% -1.1% 0.7% 3.5% 2013 2.0% 1.1% 1.9% 1.2% 2.0% 8.4% S&P 500 Total Return Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2009 6.0% 1.9% 8.0% 2010 -3.6% 3.1% 6.0% 1.6% -8.0% -5.2% 7.0% -4.5% 8.9% 3.8% 0.0% 6.7% 15.1% 2011 2.4% 3.4% 0.0% 3.0% -1.1% -1.7% -2.0% -5.4% -7.0% 10.9% -0.2% 1.0% 2.1% 2012 45% . 43% . 33% . -06% . -60% . 41% . 14% . 23% . 26% . -18% . 06% . 09% . 16.0% 2013 5.2% 1.4% 3.8% 1.9% 2.3% 15.4% Source: Bloomberg, 11/18/2009—5/31/2013. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. 17 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Important Information ETN+ Selected Risk Considerations An investment in the ETNs involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under ?Risk Factors? in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the Index caused by any daily increase or decrease in the level of the Index. Additionally, if the level of the Index is insufficient to offset the negative effect of the investor fee, you will lose some or all of your investment at maturity or upon redemption, even if the value of the Index has increased. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Past Performance Is Not Indicative of Future Results: It is impossible to predict whether any Index underlying your ETNs will rise or fall. The actual performance of the Index underlying your ETNs or any index component over the term of the respective series of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile. Dynamic Allocation Risk: The value of the Index will depend upon the success of the Index in dynamically allocating between the equity and volatility components. The allocation of the Index to the equity and volatility components is based on realized volatility and implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%: The stop loss feature is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the S&P 500 Dynamic VEQTOR Excess Return Index has lost 2% or more of its value over any five consecutive index business day period. Because the value of the Index may, for instance, decline more than 2% over a five consecutive business day period prior to the occurrence of the stop loss event, decline more than 2% over longer than five consecutive business days, or decline over multiple stop loss events, the stop loss feature of the Index does not ensure that losses are limited to 2%. The Performance of the Underlying Indices are Unpredictable: An investment in the ETNs linked to the performance of the Index is subject to risks associated with fluctuations, particularly a decline, in the performance of the Index. Because the performance of the Index is linked to the S&P 500 Total Return Index and the S&P 500 VIX Short-Term FuturesTM Index TR (which seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index (the ?VIX Index?) futures contracts) the performance of the Index will depend on many factors including, the level of the S&P 500 Index, the prices of options on the S&P 500 Index, and the level of the VIX Index, which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the Index. Additional factors that may contribute to fluctuations in the level of the Index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500 Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500 Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the Index, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; or economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or other financial instruments related to the Index. These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. 18 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays

Important Information (cont?d) ETN+ A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYS E Arca, a trading market for the ETNs may not develop. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, although they are not required to and may stop at any time. We are not required to maintain any listing of the ETNs on NYS E Arca or any other exchange. Therefore, the liquidity of the ETNs may be limited. No Interest Payments from the ETNs: You will not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on an optional redemption date. You may only redeem your ETNs on an optional redemption date if we receive a notice of redemption from you by certain dates and times as set for in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. or any agent or dealer participating in this offering to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may also be obtained from Barclays Capital Inc., 745 Seventh Avenue?Attn: US InvSol Support, New York, NY 10019. The Securities may be sold during regular trading hours on the applicable exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. ?Standard & Poor?s?, ?S&P?, ?S&P 500?, ?S&P 500 Total Return Index??, ?S&P 500 Excess Return IndexTM? ?S&P 500 VIX Short-Term Futures??, ?S&P 500 VIX Mid-Term Futures??, ?S&P 500 Dynamic VIX Futures?? and ?S&P 500 Dynamic VEQTORTM? are trademarks of Standard & Poor?s Financial Services, LLC (?S&P?) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (?Dow Jones?). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. ?CBOE?, ?VIX? and ?BuyWrite? are trademarks of the Chicago Board Options Exchange, Incorporated (?CBOE?) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, ?S&P Dow Jones Indices?) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. 2013 Barclays Bank PLC . All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED ? NO BANK GUARANTEE ? MAY LOSE VALUE 19 | VQT ? Barclays ETN+ S&P VEQTOR? ETN Barclays